Dreyfus Family of Funds
FINANCIAL REPORT
10f-3 TRANSACTIONS

Dreyfus

Certifications

CCO Certification

I have prepared the enclosed board summary (the "Summary") based on reports and certifications from each manager summarizing any reportable transactions and compliance with each fund's policies.

I attest that:

- The Summary accurately reflects the Rule 10f-3 transactions provided by each manager for the period shown.
- The Summary accurately reflects funds that have no Rule 10f-3 transactions to report for the period shown.
- My review includes confirmation by the Chief Compliance Officer of each manager that the Rule 10f-3 transactions reported are accurate and in compliance with the fund's policies and procedures.
- My review includes confirmation by the Chief Compliance Officer of each manager that the fund has no Rule 10f-3 transactions to report for the period shown, if applicable.
- Based on my review and testing, I concur that all Rule 10f-3 transactions were conducted in accordance with each Fund's policies and procedures.

[signature]	**Joseph W. Connolly** *Chief Compliance Officer* Dreyfus Funds	4/9/10

PRE-PURCHASE APPROVAL FORM
PURCHASE OF SECURITIES UNDERWRITTEN BY AN AFFILIATE
Used for compliance with Rule 10f-3 and/or Rule 23B

1. Account/Fund Name: Dreyfus Natural Resources Fund
2. Anticipated Purchase Date: 3/10/10
3. Total Net Assets of Account/Fund: $ 30,789,717.59
4. Type and Description of Security to be Purchased: EQT Corp (EQT)
5. Credit Rating of Security (Rating/Rating Agency): n/a
6. Name of Underwriting Syndicate Dealer Effecting Transaction: JP Morgan
7. Name of Affiliated Underwriter in Underwriting Syndicate: BNY Mellon Capital Markets
8. Issue Size: 12,500,000
9. CUSIP: 26884L109
10. Amount Purchased by Account/Fund: 4,580
11. Percentage of Principal Amount of Offering Purchased by Account/Fund: .0004
12. Amount Purchased as a Percentage of Account/Fund Assets: .0001
13. Purchase Price of Securities (if at par, so state): $44
14. Commission/Spread Received by Principal Underwriters: 21.1%
15. Yield (as applicable): n/a
16. Average Yield of Security Purchased by Non-affiliated Entities on Date of Purchase n/a
17. The Affiliated Purchase Should be Reported to the BOD of which Entities: Bank of New York Mellon, N.A. x ; Other (Describe) Dreyfus

Mutual Fund Purchases Only:

1. Was Price paid for all block purchases the same for all participants? (Must be Yes): Yes
2. Was Security Purchased on Offer Date? (Must be Yes): Yes
3. Was Issuer in continuous operation for at least 3 years? (Must be Yes): Yes
4. Was the Offering Part of firm commitment by Underwriter? (Must be Yes): Yes
5. Did affiliated Underwriter benefit directly from the Purchase? (Must be No): No
6. Was the Commission or Spread paid reasonable as compared to Transactions with non-affiliated Parties? (Must be Yes): Yes

REPRESENTATIONS (Check box to make specific affirmation of all points listed below OR Trade Can Not Be Made) X
This transaction complies with all applicable provisions of the *Policy For Fiduciary Account Purchases Of Securities Underwritten By An Affiliate*?

- **This purchase will not be designated as a "group sale" or otherwise allocated to the affiliated underwriter's account and the purchase of these securities will not benefit a direct or indirect affiliate entity of Mellon.**
- The decision to enter into this transaction is based solely on the best interests of the account/fund and not upon the interests of any Mellon affiliate or any other party, including, without limitation, another party to the transaction.
- The securities will be purchased prior to the end of the first day on which any sales are made, at a price that will not be more than the price paid by each other purchaser of the securities in that offering or any concurrent offering of the securities. If the securities are offered for subscription upon exercise of rights, the securities will be purchased on or before the fourth day preceding the day on which the rights offering terminated.
- The underwriting Affiliate indicates that its share of **equity securities does not exceed 5% of the entire offering.**
- The adviser has determined that the securities purchased are in accordance with Rule 10f-3 policies and procedures in which the applicable fund is permitted to invest in its prospectus. **Rule 10f-3 permits only a 25% of purchase Issue of a fixed income asset portfolio.**
- **Note: If transaction pertains to an account governed by ERISA, Exhibit E, ERISA checklist per DOL PTE 75-1 must be completed and submitted as required. Please check box ☐ if Exhibit E is required—if so, please complete and submit.**

LOB Asset Management Unit (Print) The Boston Company Asset Management, LLC
AND
LOB Portfolio Manager Name (Print): Robin Wehbe Signature: [signature] Date: as of 3/10/10

AND
LOB/CIO/COO Name (Print): John Truschel Signature: John Truschel Date: as of 3/10/10

AND
Chief Compliance Officer Name (Print): Jennifer Cassedy Signature: Jennifer Cassedy Date: as of 3/10/10

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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-148154

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale thereof is not permitted.

Subject to completion, dated March 9, 2010

Prospectus Supplement
(To Prospectus dated December 19, 2007)

12,500,000 shares

EQT

Common stock

We are offering to sell 12,500,000 shares of our common stock through this prospectus supplement and the accompanying prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol "EQT." The last reported sale price of our common stock on March 8, 2010 was $47.10 per share.

	Per share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

The underwriters may also purchase up to an additional 1,875,000 shares of common stock from us at the public offering price, less the underwriting discount, within 30 days following the date of this prospectus supplement. If the underwriters exercise the option in full, the total discount and commission will be $ and the total net proceeds, before expenses, to us will be $.

Investing in our common stock involves risks, including those described in the "Risk factors" section beginning on page S-14 of this prospectus supplement and the section entitled "Risk factors" beginning on page 13 of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is incorporated by reference into the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or

disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares against payment on or about , 2010.

Joint Book-Running Managers

J.P. Morgan

Barclays Capital

Credit Suisse

Deutsche Bank Securities

March , 2010
